Exhibit 99.1

Media Contact: Autumnn Mahar
Email: amahar@arcb.com
Phone: 479-494-8221

ArcBest Chief Financial Officer David Cobb to Retire in October 2023

FORT SMITH, Arkansas, December 12, 2022 — ArcBest® (Nasdaq: ARCB), a leader in supply chain logistics, announced today that David Cobb, chief financial officer, will retire in October 2023 after a 17-year career with the company.

Cobb has been CFO at ArcBest since 2015. He joined the company in 2006 as vice president, controller and chief accounting officer. Prior to working for ArcBest, he held accounting and financial roles in the oil and gas industry and at a Big 4 public accounting firm.

“In his time at ArcBest, David has made significant and meaningful contributions to our company. His collaborative spirit has been so valuable as ArcBest transformed into a leading logistics company,” said Judy R. McReynolds, ArcBest chairman, president and CEO. “David is a person with strong values and works tirelessly to advance our mission and strategy. Despite the demanding nature of his role, he is a constant, steady force. I thank David for his dedication and service to our company, and I wish him, his wife Carenda and their family the very best. He will be greatly missed.”

During Cobb’s tenure, ArcBest experienced record-setting financial results, growing revenues from $1.9B in 2006 to over $5B in the last twelve months. Under Cobb’s leadership, ArcBest further strengthened its accounting and financial functions, as well.

“I am so fortunate to have worked the last 17 years at ArcBest where we truly have some of the best people in the business. It has been an honor to serve as CFO of ArcBest,” Cobb said.

ArcBest has launched a formal search for its next chief financial officer.

ABOUT ARCBEST

ArcBest® (Nasdaq: ARCB) is a multibillion-dollar integrated logistics company that helps keep the global supply chain moving. Founded in 1923 and now with over 15,000 employees across more than 250 campuses and service centers, the company is a logistics powerhouse, fueled by the simple notion of finding a way to get the job done. Through innovative thinking, agility and trust, ArcBest leverages its full suite of shipping and logistics solutions to meet customers’ critical needs, each and every day. For more information, visit arcb.com.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Certain statements and information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the timing of Mr. Cobb’s retirement as chief financial officer and our plans for identifying his successor. Although we believe that the expectations reflected in these forward-looking statements are reasonable as and when made, we cannot provide assurance that our expectations will prove to be correct. Actual outcomes could materially differ from what is expressed, implied, or forecasted in these statements due to a number of factors, including, but not limited to, the timing of Mr. Cobb’s retirement and the time required to identify his successor. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.